AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement"), entered into as of the 21st day of February, 1996, by and between MID-AMERICA APARTMENTS, L.P., a Tennessee limited partnership ("Purchaser"), and BALCOR REALTY INVESTORS 86 SERIES I A REAL ESTATE LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                                  WITNESSETH:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Fourteen Million One Hundred Thousand And No/100 Dollars ($14,100,000.00) (the "Purchase Price"), that certain property commonly known as Lakeside Apartments located in the City of Jacksonville, State of Florida, and legally described and depicted on Exhibit A attached hereto (the "Property"). Included in the Purchase Price is all of the personal property set forth in Exhibit B (the "Personal Property").

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     (a) Upon the execution of this Agreement, the sum of Three Hundred Thousand And No/100 Dollars ($300,000.00) (the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C; and

     (b) On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 11:00 a.m Chicago time.

3.   TITLE COMMITMENT AND SURVEY.

  A. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by Near North National Title Corporation as agent for First American Title Insurance Company (hereinafter referred to as "Title Insurer") dated February 9, 1996 for the Property (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) the general printed exceptions contained in the standard title policy to be issued by Title Insurer based on the Title Commitment; (b) general real estate taxes not yet due and payable; (c) matters shown on the "Survey" (hereinafter defined) which do not constitute a "Survey Defect" (as hereinafter defined); (d) matters caused by the actions of Purchaser; and (e) the title exceptions set forth in Schedule B of the Title Commitment as Numbers 2 through 19 inclusive, to the extent that same affect the Property. All the other exceptions to title shall be referred to as "Unpermitted Exceptions". The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser a standard title policy in conformance with the previously delivered Title Commitment, subject only to Permitted Exceptions (the "Title Policy"). Purchaser and Seller shall evenly divide all costs associated with the Title Commitment and Title Policy, including any endorsements to, or extended coverage on, the Title Policy.

  B. On or before March 5, 1996, Seller shall deliver to Purchaser an ALTA survey of the Property (the "Survey"). Purchaser and Seller shall evenly divide all costs associated with the Survey.

4.   PAYMENT OF CLOSING COSTS.

  A. In addition to the costs set forth in Paragraphs 3A and B, Purchaser and Seller shall evenly divide the cost of the documentary or transfer stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property and all other closing charges of the Title Insurer in connection with this transaction.
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5.   CONDITION OF TITLE.

  A. If, prior to Closing, a date-down to the Title Commitment or the Survey disclose an Unpermitted Exception (other than the current financing secured by the Property, which will be satisfied at Closing), Seller shall have thirty
(30) days from the date of the date-down to the Title Commitment to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $50,000.00 (a "Minor Unpermitted Exception"), removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage (together with the commitment to reissue the appropriate endorsement for the benefit of Purchaser's financings and sale at no cost to Purchaser) that may be occasioned by such Minor Unpermitted Exceptions at no additional premium to Purchaser, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equals or exceeds $50,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage (together with the commitment to reissue the appropriate endorsement for the benefit of Purchaser's financings and sale at no cost to Purchaser) that may be occasioned by such Unpermitted Exceptions at no additional premium to Purchaser. The time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the expiration of said thirty
(30) day period; provided, however, and notwithstanding anything contained herein to the contrary, if the Unpermitted Exception which gives rise to Purchaser's right to terminate was recorded against the Property as a result of the affirmative, willful action of Seller (and not by any unrelated third party) with the intention to prevent the sale of the Property in accordance with the terms hereof or if Seller is able to bond over, cure or remove a Minor Unpermitted Exception for a cost not to exceed $50,000 or the Title Insurer is willing to insure over a Minor Unpermitted Exception for a cost not to exceed $50,000 in accordance with the terms hereof and Seller fails to expend said funds in either case, then Purchaser shall have the additional rights contained in Paragraph 11 herein. Absent notice from Purchaser to Seller in accordance with the terms hereof, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5A, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

  B. Seller agrees to convey fee simple title to the Property to Purchaser by special warranty deed ("Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

  A. Except as provided in any indemnity provisions of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 (as determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty, including, without limitation, proceeds of lost rental insurance for the period commencing with the Closing Date through the period of Purchaser's repair, to the extent said lost rental insurance covers Purchaser's loss in rental insurance and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $100,000.00 (as determined by Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within five (5) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder except for Purchaser's obligations to indemnify Seller and restore the Property, as set forth more fully in Paragraph 7. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty, including, without limitation, proceeds of lost rental insurance for the period commencing with the Closing Date through the period of Purchaser's repair, to the extent said lost rental insurance covers Purchaser's loss in rental insurance and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible.

  B. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property shall:
(i) materially impair access to the Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impairs the use of the Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

     (a) terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease, except for Purchaser's obligations to indemnify Seller and restore the Property, as set forth more fully in Paragraph 7; or

     (b) proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings and give Purchaser the right of approval as to the amount of any award.

Purchaser shall then notify Seller, within five (5) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under subparagraph (a) or subparagraph (b) of this Paragraph 6B. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to exercise its rights under subparagraph (b).

If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings and give Purchaser the right of approval as to the amount of any award.

7.   INSPECTION AND AS-IS CONDITION.

  A. Seller has delivered to Purchaser copies of the current rent roll for the Property, the most recent tax and insurance bills, utility account numbers, service contracts, and unaudited year end 1994 and 1995 operating statements. Purchaser has completed its due diligence review of the Property and the aforesaid delivered materials.

Purchaser agrees that as a condition to being allowed on the Property to conduct its due diligence, Purchaser agrees to restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser if there is damage to the Property caused by Purchaser's investigations or inspection of the Property. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Purchaser and reasonably acceptable to Seller.

  B. Notwithstanding anything contained in this Paragraph 7, if on or prior to 5:00 p.m. Chicago time on March 7, 1996 (said period being herein referred to as the "Environmental Review Period"), Purchaser delivers to Seller an "Inspection Report" (as hereinafter defined) establishing in accordance with this Paragraph 7, an "Environmental Material Defect" (as hereinafter defined), then Purchaser shall have the right to elect, by written notice delivered simultaneously with the delivery of the Inspection Report, to terminate this Agreement (the "Termination Notice") in which case the Earnest Money deposited by Purchaser shall be immediately returned to Purchaser together with all interest earned thereon and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraph (A) hereof and as otherwise specifically set forth in this Agreement to survive the termination hereof. In the event Purchaser fails to deliver the Termination Notice as aforesaid, then Purchaser shall purchase the Property subject to all Environmental Material Defects without any credit against the Purchase Price.

  C. In order to establish an Environmental Material Defect, Purchaser shall be required to deliver to Seller prior to the expiration of the Environmental Review Period a copy of the inspection report(s) reflecting the particular defect(s) (collectively, the "Inspection Report"). The term "Environmental Material Defect" shall mean: (i) the existence of "Hazardous Materials" (as hereinafter defined) located in, on or under the Property in violation of any "Environmental Laws" (as hereinafter defined); or (ii) the existence of an environmental condition at the Property which is reasonably likely to result in significant damages to Purchaser as a consequence of Purchaser's ownership of the Property.

  D. No later than three (3) business days following Purchaser's receipt of the Survey, Purchaser shall advise Seller, in writing (the "Survey Notice"), whether or not the Survey identifies encroachments or other items which are not acceptable to Purchaser based on commercially reasonable standards ("Survey Defects") and, if the Survey identifies Survey Defects, Purchaser shall deliver to Seller, as part of the Survey Notice a detailed statement identifying the Survey Defects. If Purchaser fails to deliver the Survey Notice to Purchaser during said three (3) business day period, then Purchaser shall be deemed to have accepted the Survey and to have agreed to take title to the Property subject to all items set forth on the Survey. If the Survey Notice identifies Survey Defects, Seller shall have three (3) business days following Seller's receipt of the Survey Notice to advise Purchaser, in writing, whether or not Seller elects to cure the Survey Defects or terminate this Agreement. If Seller either: (i) fails to so advise Purchaser during said three (3) business day period; or (ii) if Seller advises Purchaser that Seller elects not to cure the Survey Defects, then this Agreement shall automatically terminate without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7. If Seller elects to cure the Survey Defects then Seller shall have thirty (30) days to cure the Survey Defects (which cure may include causing the Title Insurer to insure over the Survey Defects at Seller's sole cost and expense) and the Closing Date shall be extended if necessary to give effect to the foregoing thirty (30) day period.

  E. Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspections and investigations of the Property, and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of any hazardous materials or substances, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Except with respect to a breach by Seller of any representation or warranty expressly contained herein, Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and except with respect to a breach by Seller of any representation or warranty expressly contained herein, Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller, relating directly or indirectly to the existence of asbestos or hazardous materials or substances on, or environmental conditions of, the Property, whether known or unknown. As used herein, the term "hazardous materials or substances" means (i) hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601. et seq.; the Clear Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C.
Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulator or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and (E) asbestos. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the county public health unit. Seller makes no representation regarding the levels of radon at the Property.

  F. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except as expressly set forth herein, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and the representations and warranties of Seller expressly contained herein and releases Seller from any liability with respect to such historical information, except with respect to a breach of a representation or warranty of Seller contained herein.

8. CLOSING. The closing of this transaction (the "Closing") shall be on the later to occur of: (a) four business days following Purchaser's receipt of the Survey; or (b) March 12, 1996 (the "Closing Date"), at the office of Title Insurer, Jacksonville, Florida, at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Florida, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. Purchaser and Seller shall evenly divide all closing and escrow fees.

9.   CLOSING DOCUMENTS.

  A. On the Closing Date, Purchaser shall deliver to Seller an executed closing statement, the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 9.B.(iii) and (iv) and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

  B. On the Closing Date, Seller shall deliver to Purchaser the following:

     (i)the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

     (ii)a special warranty bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

     (iii)assignment and assumption of intangible property (in the form attached hereto as Exhibit G);

     (iv)an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit H);

     (v)non-foreign affidavit (in the form of Exhibit I attached hereto);

     (vi)original, and/or copies of, leases affecting the Property in Seller's possession;

     (vii)all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

     (viii)possession of the Property to Purchaser;

     (ix)an executed closing statement;

     (x)notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit J); and

     (xi)an updated rent roll.

10. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER PURSUANT TO PARAGRAPH 7(A) HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7 AND PURCHASER'S RIGHT TO RECEIVE FROM SELLER ITS ACTUAL, DOCUMENTED THIRD PARTY EXPENSES INCURRED IN THE PERFORMANCE OF ITS DUE DILIGENCE HEREUNDER AND THE PREPARATION OF THIS AGREEMENT, NOT TO EXCEED $200,000 IN THE AGGREGATE. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS (i) ITS (AND NOT AN UNRELATED THIRD PARTY'S) AFFIRMATIVE, WILLFUL ACTION WHICH RESULTS IN THE RECORDING OF AN ENCUMBRANCE AGAINST THE PROPERTY WITH THE INTENTION TO PREVENT THE SALE OF THE PROPERTY IN ACCORDANCE WITH THE TERMS HEREOF AND WHICH GIVES RISE TO PURCHASER'S RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO PARAGRAPH 5 HEREOF; (ii) ITS FAILURE TO EXPEND UP TO $50,000 IF (a) SELLER IS ABLE TO BOND OVER, CURE OR REMOVE A MINOR UNPERMITTED EXCEPTION FOR A COST NOT TO EXCEED $50,000 OR (b) THE TITLE INSURER IS WILLING TO INSURE OVER A MINOR UNPERMITTED EXCEPTION FOR A COST NOT TO EXCEED $50,000 IN ACCORDANCE WITH THE TERMS HEREOF OR (iii) ITS REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12.  PRORATIONS.

  A. Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; 1995 (if not paid) and 1996 real and personal property taxes; and other similar items shall be adjusted ratably as of 12:01 a.m. on the Closing Date. Assessments of record payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. The parties agree to re-prorate the proration items within forty-five (45) days after the date of Closing, except as to delinquent rent referred to in Paragraph 12B below.

  B. All sums paid following the Closing Date by any tenant of the Property who is indebted under a lease for any period prior to and including the Closing Date after the payment to Purchaser of all then current basic rent shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness is paid in full. Within ten (10) days following each receipt by Purchaser of a Post-Closing Receipt, Purchaser shall pay such Post-Closing Receipt to Seller. For a period of sixty days following Closing, Purchaser shall send monthly collection notices to tenants residing at the Property owing Post-Closing Receipts. Within 90 days after the Closing Date, Purchaser shall deliver to Seller a reconciliation statement of Post-Closing Receipts through the first 60 days after the Closing Date. Upon the delivery of the Post-Closing Receipts reconciliation, Purchaser shall deliver to Seller any Post-Closing Receipts owing to Seller and not previously delivered to Seller in accordance with the terms hereof. At Seller's expense, Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, of Purchaser's books and records to verify the accuracy of the Post-Closing Receipts reconciliation statement and upon the verification of additional funds owing to Seller, Purchaser shall pay to Seller said additional Post-Closing Receipts. Seller shall deliver to Purchaser any sums received by Seller after the Closing Date which relate to the period of time prior to the Closing Date, along with an accounting identifying any such sums. Paragraph 12B of this Agreement shall survive the Closing and the delivery and recording of the Deed.

13. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10.

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10.

15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than: (i) to CB Commercial Real Estate Group, Inc. (to be paid by Seller) ("Seller's Broker"); and (ii) Insignia Mortgage and Financial Group (to be paid by Purchaser) ("Purchaser's Broker"). Seller's commission to Seller's Broker shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser's commission to Purchaser's Broker shall only be payable in the event the transaction set forth herein closes. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through Purchaser for any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than claims of Seller's Broker (or anyone claiming by, through or under Seller's Broker). Seller hereby agrees to indemnify, defend and hold Purchaser harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through Seller for any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than claims of Purchaser's Broker (or anyone claiming by, through or under Purchaser's Broker). The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

16.  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

  A. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Phillip Schechter or Michael Becker (asset manager of the Property and who is in a position to have a basis for having knowledge with respect to the Property) (hereinafter collectively referred to as the "Seller's Representatives"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representatives have actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees (other than Seller's Representatives) shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representatives.

  B. Subject to the limitations set forth in Paragraph A of this Paragraph 16, Seller hereby makes the following representations and warranties, which representations and warranties are made to the Seller's knowledge and which shall, subject to Paragraph 16C, be remade at Closing:

     (i)Except for the matter disclosed on Exhibit N, Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property;

     (ii)The rent roll attached hereto as Exhibit L and which shall be updated as of the Closing Date accurately sets forth the number of tenants then in possession of the Property as of the date of said rent roll, contains an accurate summary of the rental obligations, the expiration date, the security deposit and the delinquencies of each such tenancy as of the date of said rent roll;

     (iv)That the tenant leases evidencing such tenancies referred to in the rent roll are in full force and effect and have not been amended or modified except as set forth in the rent roll or the leases made available to Purchaser for Purchaser's review;

     (v)Seller has received no notice of any material default on the part of Seller under any said tenant leases;

     (vi)Except as set forth in the rent roll, no tenant under the leases as of the date of the rent roll is in material default of the payment of rent;

     (vii)That Seller will not collect any of the rent or other sums arising or accruing under any of the said tenant leases in advance of the time when they come due except for the benefit of Purchaser (and Seller retains ownership of all accounts receivable for rents due for periods of time prior to the Closing);

     (viii)The Seller has not given or suffered any assignment, pledge or encumbrance with respect to any of the tenant leases or its interests thereunder except as additional collateral for the existing loan secured by the Property;

     (ix)Pending the Closing, Seller will not without the prior consent of Purchaser convey all or any portion of the Property;

     (x)Except as shown on Exhibit M, there are no service contracts which in any manner affect or otherwise relate to the Property or the tenant leases;

     (xi)Seller has full right, power and authority to enter into this Agreement and consummate the transaction contemplated hereby;

     (xii)Seller and all persons or entities having beneficial interests in the Property are "United States Persons," as defined in Section 1445(f)(3) and
     Section 7701(g) of the Internal Revenue Code of 1986, as amended, and the purchase of the Property by Purchaser as contemplated herein will not be subject to the withholding requirements of Section 1445(a) of the Code;

     (xiii)Seller has not received any notice from any governmental authority having jurisdiction over the Property of any uncured violation of any Environmental Law with respect to the Property. Seller has not commissioned any environmental report with respect to the Property.

     (xiv)Seller has not received written notice from any third party of any structural defects that would render the Property unusable as an apartment complex.

  C. If at any time after the execution of this Agreement, either Purchaser or Seller become aware of information which makes a representation and warranty contained in this Agreement to become untrue in any material respect, said party shall promptly disclosure said information to the other party hereto. Provided the party making the representation or warranty did not take any deliberate actions to cause the representation or warranty in question to become untrue in any material respect, said party shall not be in default under this Agreement and the sole remedy of the other party shall be to terminate this Agreement. Notwithstanding anything contained herein to the contrary, if the status of any of the tenancies changes from the date of the rent roll attached hereto and the date of the rent roll delivered at Closing, provided the change in status is not caused by a breach of Seller's covenants contained in Paragraph 16(D) herein, then Purchaser shall not have the right to terminate this Agreement or make any claim for a breach of a representation or warranty hereunder involving the rent roll or tenancies thereunder. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement that the claiming party has actual knowledge of prior to the Closing. The parties agree that the representations contained herein shall survive Closing for a period of sixty
(60) days (i.e., the claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty after the expiration of sixty (60) days immediately following Closing).

  D. Seller covenants to operate and manage the Property in the same manner that it has managed, maintained and operated the Property during the period of Seller's ownership, subject to reasonable wear and tear and casualty.

17. LIMITATION OF LIABILITY. Neither any of Seller's respective partners (whether general partners, limited partners or any level of sub-partner) nor any beneficiaries, shareholders, officers, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability. Notwithstanding anything contained herein to the contrary, Purchaser hereby agrees that the maximum aggregate liability of Seller, in connection with, arising out of or in any way related to a breach by Seller under this Agreement or any document or conveyance agreement in connection with the transaction set forth herein shall be $250,000; provided, however, in no way shall this sentence or the following sentence preclude Purchaser's right of specific performance contained in Paragraph 11 herein. Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover from Seller any amount greater than said limit. Seller further agrees not to distribute $250,000 of the proceeds of the Purchase Price to its partners for the longer of (i) sixty (60) days after the Closing and (ii) final resolution of any claims by Purchaser and asserted in writing against Seller prior to the expiration of the sixtieth (60th) day after the Closing in accordance with the terms of this Agreement ("Claims"); provided, however, that if any Claims are disputed by Seller, Seller shall have the right, by written notice to Purchaser, to require Purchaser to file suit in a court of competent jurisdiction within thirty (30) days after such notice to Purchaser; otherwise said notice with respect to the Claim in question shall no longer prevent Seller from distributing the proceeds.

18.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

19. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered, facsimile delivered or given or made by overnight courier such as Federal Express or made by United States registered or certified mail addressed as follows:

     TO SELLER:               c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams

     with copies to:          The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attention:  Alan Lieberman
                              (847) 317-4360
                              (847) 317-4462 (FAX)

     and to:                  Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Andrew Small, Esq.
                              (312) 902-5489
                              (312) 902-1061 (FAX)

     TO PURCHASER:            c/o Mid-America Apartment Communities, Inc.
                              6584 Poplar Avenue
                              Suite 340
                              Memphis, Tennessee 38138
                              Attention:  Donald Aldridge
                              (901) 682-6600
                              (901) 682-6667 (FAX)

     and one copy to:         Apperson, Crump, Duzane & Maxwell
                              1755 Kirby Parkway
                              Suite 100
                              Memphis, Tennessee 38120
                              Attention:  John Maxwell
                              (901) 756-6300
                              (901) 757-1296 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, on the same day if sent by facsimile transmission prior to 5:00 p.m. Chicago time (provided, however, if the notice or demand is not accepted by the recipient's fax machine after 10 attempts by the sender to fax the notice or demand and the sender advises the recipient by phone of the specific nature of the notice or demand prior to 5:00 p.m. Chicago time on the same day the sender is attempting to send its notice or demand by facsimile and if the sender sends the notice or demand to the recipient by overnight courier to be delivered on the first business day following the day that the notice or demand was attempted to be given by fax, then the notice or demand shall be deemed given on the date the sender attempted to send the facsimile) or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

20.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute three
(3) copies of this Agreement and four (4) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (1)  Purchaser's check for the Earnest Money;

     (2)  One (1) fully executed copy of this Agreement; and

     (3) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

21. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Florida.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

23. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

24. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

25. SERVICE CONTRACTS. Attached hereto as Exhibit M is a list of service contracts affecting the Property. Seller shall assign the service contracts to Purchaser at Closing, and Purchaser shall assume responsibility and obligations under the service contracts. Seller agrees not to enter into any other service contracts affecting the Property. Seller agrees to terminate any and all management agreements affecting the Property as of the Closing Date.

26. AUDIT. Seller will make available to Purchaser's representatives such books, accounts and records necessary for Purchaser to conduct an audit of the Property's preceding fiscal year. This audit will be conducted solely at Purchaser's expense for the purpose of satisfying its requirements as a publicly held entity. Seller agrees to execute and deliver a disclosure letter prepared by the auditors of Purchaser in the form attached hereto as Exhibit K. The terms of this Paragraph 26 shall survive the Closing for a period of one
(1) year after the Closing Date.

IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the 21st day of February, 1996.

                         PURCHASER:

                         MID-AMERICA APARTMENTS, L.P., a Tennessee limited partnership

                         By:MID-AMERICA APARTMENT COMMUNITIES, INC., a Tennessee corporation, its general partner


                            By: /s/Simon R.C. Wadsworth
                                --------------------------------------
                            Name: Simon R.C. Wadsworth
                                  ------------------------------------
                            Title: Executive Vice President
                                   -----------------------------------

                         SELLER:

                         BALCOR REALTY INVESTORS 86 SERIES I A REAL ESTATE LIMITED PARTNERSHIP, an Illinois limited partnership


                         By:Balcor Partners-XIX, an Illinois general
                         partnership, its general partner

                              By: The Balcor Company, a Delaware corporation, a general partner


                                By: /s/Phillip Schechter
                                   -------------------------------------
                                Name: Phillip Schechter
                                     -----------------------------------
                                Title: Authorized Agent
                                      ----------------------------------
                  of CB Commercial Real Estate Group, Inc. ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing
Agreement, dated              between Seller and Seller's Broker (the "Listing
Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release stating that no other fees or commissions are due to it from Seller or Purchaser.

                                           CB COMMERCIAL REAL ESTATE GROUP,
                                           INC.


                                           By:
                                              -------------------------
                                           Name:
                                                -----------------------
                                           Title:
                                                 ----------------------
                  of Insignia Mortgage and Financial Group ("Purchaser's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Purchaser as a result of the transaction described in this Agreement is as set forth in that Agreement,
dated              between Purchaser and Purchaser's Broker. Purchaser's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Purchaser's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Purchaser's Broker and a release stating that no other fees or commissions are due to it from Seller or Purchaser.

                                           INSIGNIA MORTGAGE AND FINANCIAL
                                           GROUP



                                           By:
                                              -----------------------
                                           Name:
                                                ---------------------
                                           Title:
                                                 --------------------

                                   Exhibits

A - Legal

B - Personal Property

C - Escrow Agreement

D - Title Commitment

E - Special Warranty Deed

F - Special Warranty Bill of Sale

G - Assignment and Assumption of Intangible Property

H - Assignment and Assumption of Leases and Security Deposits

I - Non-Foreign Affidavit (FIRPTA Statement)

J - Notice to Tenants

K - Auditor's Disclosure Letter

L - Rent Roll

M - List of Service Contracts

N - Litigation